Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

October 16, 2026

To the Board of Directors of XChange Ventures LLC,

We hereby consent to the inclusion of our Auditors’ Report, dated August 6, 2026, on the financial statements of XChange Ventures LLC– which comprise the balance sheet as of the interim period ended June 30, 2026, and the related statements of operations, changes in members’ equity, and cash flows for the short period then ended, and the related notes to the financial statements— in the Company’s Form 1-A.

We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

/s/ Alice.CPA LLC
Alice.CPA LLC
Robbinsville, New Jersey
October 16, 2026